Pricing Supplement No. 7 dated January 8, 2007	Filed under Rule 424(b)(3)
(to Prospectus dated May 5, 2006	File No. 333-130584
and Prospectus Supplement dated May 5, 2006)
SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$850,000,000	Floating Rate Notes:	☒	Fixed Rate Notes:	☐

Original Issue Date:	January 16, 2007	Closing Date:	January 16, 2007	CUSIP Number:	78442F EF 1

Maturity Date:	January 27, 2014	Option to Extend	☒ No	Specified Currency:	U.S. Dollars
		Maturity:	☐ Yes

If Yes, Final Maturity Date:
Redeemable at the option of the Company:		☒ No	Redemption Price:	Not Applicable.
		☐ Yes	Redemption Dates:	Not Applicable.
Repayment at the option of the Holder:		☒ No	Repayment Price:	Not Applicable.
		☐ Yes	Repayment Dates:	Not Applicable.
Applicable to Floating Rate Notes Only:
Floating Rate Index:
☐	CD Rate		Index Maturity:	Three Months.
☐	Commercial Paper Rate
☐	CMT Rate		Spread:	Plus 30 basis points (0.30%).
☐	Federal Funds Rate
☒	LIBOR Telerate		Initial Interest Rate:	TBD.
☐	LIBOR Reuters
☐	Prime Rate		Interest Rate Reset Period:	Quarterly.
☐	91-Day Treasury Bill Rate

Lead Managers
Goldman, Sachs & Co.	Banc of America Securities LLC	Morgan Stanley

Co-Managers
Deutsche Bank Securities	HSBC Wachovia Securities	Merrill Lynch & Co.

January 8, 2007
CALCULATION OF REGISTRATION FEE

Title of Each Class	Maximum Aggregate	Amount of
of Securities Offered	Offering Price	Registration Fee
Floating Rate (LIBOR-Telerate) Medium Term Notes	$850,000,000	$90,950.00

Reset Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning April 25, 2007.

Interest Determination Date(s):	2 London and New York Business Days prior to the related Reset Date (or Original Issue Date in the case of the first Interest Period).

Lock-in Period Start Date:	Not Applicable.

Maximum Interest Rate:	Not Applicable.

Interest Payment Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning April 25, 2007.

Interest Period(s):	From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Period) to but excluding the current Interest Payment Date (or Maturity Date, in the case of the last Interest Period).

Accrual Method:	Actual/360.

Minimum Interest Rate:	Not Applicable.

Form:	Book-entry.

Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.

Trustee:
The Bank of New York, as successor trustee by virtue of a transfer of all or substantially all of the corporate trust business assets of JPMorgan Chase Bank, National Association, formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank.

Agents:	The following agents are acting as underwriters in connection with this issuance.

	Agents	Principal Amount of Notes

	Goldman, Sachs & Co.	$240,833,333.34
	Banc of America Securities LLC	240,833,333.33
	Morgan Stanley & Co. Incorporated	240,833,333.33
	Deutsche Bank Securities Inc.	31,875,000.00
	HSBC Securities (USA) Inc.	31,875,000.00
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	31,875,000.00
	Wachovia Capital Markets, LLC	31,875,000.00

	Total	$850,000,000.00

Issue Price:	100.0%.

Agents’ Commission:	0.250%.

Net Proceeds:	$847,875,000.

Concession:	0.100%.

Reallowance:	0.050%.

CUSIP Number:	78442F EF 1.

ISIN Number:	US78442FEF18.
Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.